Exhibit 99.1

July 20, 2022	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Second Quarter Earnings of

$1.44 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Six Months Ended June 30, 2022:

•	Significant Income and Expense Items: During the three months ended June 30, 2022, the Company recorded the following significant and non-recurring items:
(1) A $1.1 million gain on the sale of fixed assets was recorded in Non-Interest Income.
(2) Interest income included a total of $1.2 million from interest received on a paid-off investment security and previously charged off interest recovered on three loans.
(3) The Company recorded an increase in Salaries and Employee Benefits expense totaling $1.1 million related to a special non-recurring employee bonus paid to all current full-time and part-time employees in response to the rapid and significant increases in prices for many goods and services.
(4) The Company recorded an expense in Legal and Professional Fees totaling $580,000 related to training and implementation costs for the upcoming core systems conversion and professional fees to consultants that were engaged to support the Company in its transition of core and ancillary software and information technology systems. Expenses of this type are expected to total approximately $1.0 million per quarter and will continue to be incurred through the systems conversion date, which is scheduled for the third quarter of 2023.
•	Total Loans: Total outstanding loans, excluding mortgage loans held for sale, increased $354.1 million, or 8.8%, from $4.08 billion at December 31, 2021 to $4.36 billion at June 30, 2022. This increase was primarily in other residential (multi-family) loans, commercial real estate loans and one- to four-family residential loans, partially offset by a decrease in construction loans.
•	Asset Quality: Non-performing assets and potential problem loans totaled $6.4 million at June 30, 2022, a decrease of $1.6 million from $8.0 million at December 31, 2021. At June 30, 2022, non-performing assets were $4.3 million (0.08% of total assets), a decrease of $1.7 million from $6.0 million (0.11% of total assets) at December 31, 2021.
•	Net Interest Income: Net interest income for the second quarter of 2022 increased $4.1 million (or approximately 9.3%) to $48.8 million compared to $44.7 million for the second quarter of 2021. Net interest margin was 3.78% (which included approximately 0.10% attributable to the non-recurring interest income noted above) for the quarter ended June 30, 2022, compared to 3.35% for the quarter ended June 30, 2021. Net interest income and net interest margin in the first quarter of 2022 were $43.3 million and 3.43%, respectively.
•	Capital: The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of June 30, 2022, the Company’s Tier 1 Leverage Ratio was 10.7%, Common Equity Tier 1 Capital Ratio was 10.8%, Tier 1 Capital Ratio was 11.3%, and Total Capital Ratio was 13.9%. In January 2022, the Company’s Board of Directors authorized the purchase of up to one million shares of the Company’s common stock. As of June 30, 2022, approximately 372,000 shares remained available in our stock repurchase authorization.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended June 30, 2022, were $1.44 per diluted common share ($18.2 million available to common shareholders) compared to $1.46 per diluted common share ($20.1 million available to common shareholders) for the three months ended June 30, 2021.

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Preliminary earnings for the six months ended June 30, 2022, were $2.73 per diluted common share ($35.2 million available to common shareholders) compared to $2.82 per diluted common share ($39.0 million available to common shareholders) for the six months ended June 30, 2021.

For the quarter ended June 30, 2022, annualized return on average common equity was 12.72%, annualized return on average assets was 1.34%, and annualized net interest margin was 3.78%, compared to 12.84%, 1.44% and 3.35%, respectively, for the quarter ended June 30, 2021. For the six months ended June 30, 2022, annualized return on average common equity was 11.91%, annualized return on average assets was 1.31%, and annualized net interest margin was 3.61%, compared to 12.51%, 1.41% and 3.38%, respectively, for the six months ended June 30, 2021.

Great Southern President and CEO Joseph W. Turner commented, “Second quarter earnings were very good. The country’s current economic landscape provides both opportunities and challenges for us and our industry. We are focused on ensuring that the Company is properly positioned, especially in the wake of the changing interest rate environment caused by continued inflationary pressures and other factors. As always, we remain steadfast in adhering to our core tenets of providing our customers with world-class service while operating with a long-view mindset. I’m proud of our team of associates and appreciate their commitment to our customers and Company.

“In the second quarter of 2022, we earned $18.2 million ($1.44 per diluted common share), compared to $20.1 million ($1.46 per diluted common share) for the same period in 2021. Earnings in the second quarter of 2022 versus the second quarter of 2021 included much lower profits on loan sales, as increasing interest rates resulted in a lower volume of mortgage loans originated and sold in the secondary market. Because of strong commercial loan growth, we recorded a total provision for credit losses of $2.2 million for the second quarter of 2022 (all related to unfunded loan commitments), compared to a total negative provision of $1.3 million for the same period in 2021 ($1.0 million negative provision related to credit losses on our outstanding loan portfolio and $307,000 related to unfunded loan commitments). Increasing market interest rates and growth in outstanding loan and investment balances have contributed to increasing net interest income in 2022 compared to 2021. Operating expenses were generally in line with the prior year quarter, excluding some employee compensation and other professional fees which were elevated during the second quarter 2022. These expense items are discussed further in this release.”

Turner added, “Earnings performance ratios were strong, with an annualized return on average assets of 1.34% and annualized return on average equity of 12.72%. Our net interest margin of 3.78% (which included about 0.10% due to non-recurring interest income received during the quarter) improved from 3.35% and 3.43%, respectively, during the second quarter of 2021 and first quarter of 2022. The Federal Reserve Open Market Committee continues to signal additional increases in interest rates in 2022, which should positively impact our net interest income.

“During the second quarter, loan production and activity in our markets was quite vigorous. Since the end of 2021, total net loans, excluding mortgage loans held for sale, increased about $354 million, or 8.8%. Increases in the other residential (multi-family), commercial real estate and one-to four-family residential loan categories primarily drove this growth. Our pipeline of loan commitments and the unfunded portion of loans grew by about $270 million from the end of 2021. To support diversified lending activities, we opened a new commercial loan production office in Charlotte, North Carolina, late in the second quarter. A local and highly experienced commercial lender was hired to manage this office.”

Turner continued, “Credit quality metrics remained excellent during the second quarter. At June 30, 2022, non-performing assets were $4.3 million, a decrease of $1.7 million from the end of 2021. Non-performing assets to period-end assets were 0.08% at the end of the second quarter. At June 30, 2022, loan delinquencies in our portfolio remained at historically low levels.

“In the second quarter, the Company declared a $0.40 per common share dividend, representing an 11% increase, or $0.04, from the previous quarter’s dividend of $0.36 per common share. The increase in our dividend is supported by our strong level of earnings, capital strength and excellent asset quality. In addition, in our effort to enhance long-term stockholder value, the Company continued to repurchase shares of our common stock during the second quarter. Approximately 849,000 shares at an average price of $59.32 were repurchased in the first half of 2022. At June 30, 2022, we had about 372,000 shares available in our stock repurchase authorization. We will continue to judiciously manage our capital levels in light of changing operating and economic circumstances.

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“In other news during the second quarter, we were pleased to announce a $5.5 million agreement with Missouri State University for the naming rights of its indoor athletics arena, now called Great Southern Bank Arena. This agreement deepens our long-standing relationship with the university, which provides the southwest Missouri region with significant recreational, educational, cultural and economic opportunities.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net interest income	$48,831	$44,684	$92,097	$88,773
Provision (credit) for credit losses on loans and unfunded commitments	2,223	(1,307)	2,030	(1,681)
Non-interest income	9,319	9,585	18,495	19,321
Non-interest expense	33,004	30,191	64,271	60,512
Provision for income taxes	4,699	5,271	9,080	10,281
Net income and net income available to common shareholders	$18,224	$20,114	$35,211	$38,982

Earnings per diluted common share	$1.44	$1.46	$2.73	$2.82

NET INTEREST INCOME

Net interest income for the second quarter of 2022 increased $4.1 million to $48.8 million, compared to $44.7 million for the second quarter of 2021. Net interest margin was 3.78% in the second quarter of 2022, compared to 3.35% in the same period of 2021, an increase of 43 basis points. For the three months ended June 30, 2022, the net interest margin increased 35 basis points compared to the net interest margin of 3.43% in the three months ended March 31, 2022. In comparing the 2022 and 2021 second quarter periods, the average yield on loans increased one basis point while the average rate on interest-bearing deposits declined ten basis points. The margin expansion primarily resulted from increasing market interest rates and changes in the asset mix, with average cash equivalents decreasing $399 million, average loans decreasing $59 million, and average investment securities increasing $281 million. It was also a result of the overall rate of interest-bearing liabilities decreasing from 0.60% in the three months ended June 30, 2021, to 0.43% in the three months ended June 30, 2022. The average interest rate spread was 3.65% for the three months ended June 30, 2022, compared to 3.18% for the three months ended June 30, 2021 and 3.31% for the three months ended March 31, 2022.

Net interest income for the six months ended June 30, 2022 increased $3.3 million to $92.1 million, compared to $88.8 million for the six months ended June 30, 2021. Net interest margin was 3.61% in the six months ended June 30, 2022, compared to 3.38% in the same period of 2021, an increase of 23 basis points. The increase in the margin comparing the six months ended June 30, 2022 to the six months ended June 30, 2021, was primarily due to the same factors as discussed above for the comparison of the current year second quarter margin to the prior year second quarter margin. The margin expansion primarily resulted from changes in the asset mix, with average cash equivalents decreasing $181 million, average loans decreasing $169 million, and average investment securities increasing $201 million. It was also a result of the overall rate on interest-bearing liabilities decreasing from 0.65% in the six months ended June 30, 2021, to 0.41% in the six months ended June 30, 2022. The average interest rate spread was 3.48% for the six months ended June 30, 2022, compared to 3.20% for the six months ended June 30, 2021.

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Net interest income for the three months ended June 30, 2022 was positively affected by an $812,000 one-time interest payment for a paid-off mortgage-backed security. In addition, loan interest income of $434,000 was recorded as a result of payments received on three previously charged off loans. This additional income included commercial business loan interest of $231,000, commercial real estate loan interest of $136,000 and consumer loan interest of $67,000. Additionally, the Company’s net interest income in the 2021 period included accretion of net deferred fees related to PPP loans originated in 2020 and 2021. The amount of net deferred fees recognized in interest income was $54,000 in the three months ended June 30, 2022 compared to $1.1 million in the three months ended June 30, 2021. The amount of net deferred fees recognized in interest income was $469,000 in the six months ended June 30, 2022 compared to $2.3 million in the six months ended June 30, 2021. The positive impact on net interest margin resulting from the interest received on the loans and investments noted above was ten and seven basis points, respectively, for the three and six months ended June 30, 2022.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate this swap, effective immediately. The Company received a payment of $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued to date interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded $2.0 million of interest income related to the swap in the three months ended June 30, 2022 and in the three months ended June 30, 2021. The Company recorded $4.0 million of interest income related to the swap in the six months ended June 30, 2022 and in the six months ended June 30, 2021. The Company currently expects to have a sufficient amount of eligible variable rate loans to continue to accrete this interest income ratably in future periods. If this expectation changes and the amount of eligible variable rate loans decreases significantly, the Company may be required to recognize this interest income more rapidly.

In March 2022, the Company entered into another interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap is $300 million, with a contractual termination date of March 1, 2024. Under the terms of the swap, the Company receives a fixed rate of interest of 1.6725% and pays a floating rate of interest equal to one-month USD-LIBOR (or the equivalent replacement rate if USD-LIBOR rate is not available).  The floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly.  The initial floating rate of interest was set at 0.2414%, with monthly adjustments to the floating rate occurring after that time.  To the extent that the fixed rate exceeds one-month USD-LIBOR, the Company will receive net interest settlements, which will be recorded as loan interest income.  If one-month USD-LIBOR exceeds the fixed rate of interest, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans.  The Company recorded loan interest income related to this swap transaction of $668,000 and $1.0 million in the three and six months ended June 30, 2022, respectively.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

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NON-INTEREST INCOME

For the quarter ended June 30, 2022, non-interest income decreased $266,000 to $9.3 million when compared to the quarter ended June 30, 2021, primarily as a result of the following items:

•	Net gains on loan sales: Net gains on loan sales decreased $2.1 million compared to the prior year quarter. The decrease was due to a decrease in originations of fixed-rate single-family mortgage loans during the 2022 period compared to the 2021 period. Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. These loan originations increased substantially when market interest rates decreased to historically low levels in 2020 and 2021. As a result of the significant volume of refinance activity in 2020 and 2021, and as market interest rates have moved higher in the second quarter of 2022, mortgage refinance volume has decreased and fixed rate loan originations and related gains on sales of these loans have decreased substantially.

•	Gain (loss) on derivative interest rate products: In the 2022 period, the Company recognized a gain of $145,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans. In the 2021 period, the Company recognized a loss of $179,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans. Generally, as market interest rates increase, this creates a net increase in the fair value of these instruments. This is a non-cash item as there was no required settlement of this amount between the Company and its swap counterparties.

•	Other income: Other income increased $1.0 million compared to the prior year quarter. In the 2022 period, a gain of $1.1 million was recognized on sales of fixed assets.

For the six months ended June 30, 2022, non-interest income decreased $826,000 to $18.5 million when compared to the six months ended June 30, 2021, primarily as a result of the following items:

•	Net gains on loan sales: Net gains on loan sales decreased $3.7 million compared to the prior year period. The decrease was due to a decrease in originations of fixed-rate single-family mortgage loans during the 2022 period compared to the 2021 period for the same reasons noted above.

•	Point-of-sale and ATM fees: Point-of-sale and ATM fees increased $739,000 compared to the prior year period. This increase was almost entirely due to increased customer debit card transactions in the 2022 period compared to the 2021 first quarter. In the latter half of 2021 and in the first half of 2022, debit card usage by customers rebounded and was back to normal levels, and in many cases, increased levels of activity.

•	Overdraft and Insufficient funds fees: Overdraft and Insufficient funds fees increased $781,000 compared to the prior year period. It appears that consumers have continued to spend significantly in 2022, but some may have lower account balances as prices for goods and services have increased and government stimulus payments received by consumers in 2020 and 2021 have been exhausted now.

•	Other income: Other income increased $1.3 million compared to the prior year period. In the 2022 period, a gain of $1.1 million was recognized on sales of fixed assets. Also in the 2022 period, the Company recorded a one-time bonus of $500,000 from its card processor as a result of achieving certain benchmarks related to debit card activity.

NON-INTEREST EXPENSE

For the quarter ended June 30, 2022, non-interest expense increased $2.8 million to $33.0 million when compared to the quarter ended June 30, 2021, primarily as a result of the following items:

•	Salaries and employee benefits: Salaries and employee benefits increased $1.5 million from the prior year quarter. Most significantly contributing to the increase, in June 2022, the Company paid a special cash bonus to all employees totaling $1.1 million in response to the rapid and significant increases in prices for many goods and services. A portion of this increase also related to normal annual merit increases in various lending and operations areas. In 2022, many of these increases were larger than in previous years due to the current employment environment. In addition, the new Phoenix loan office was opened in the first quarter of 2022 and the new Charlotte loan office was opened in the second quarter of 2022. Lastly, certain loan origination compensation costs were deferred under accounting standards that related primarily to the origination of PPP loans; therefore, more costs were deferred in the 2021 period versus the 2022 period.

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•	Legal, Audit and Other Professional Fees: Legal, audit and other professional fees increased $665,000 from the prior year quarter, to $1.2 million. In the 2022 period, the Company expensed a total of $580,000 related to training and implementation costs for the upcoming core systems conversion and professional fees to consultants engaged to support the Company’s transition of core and ancillary software and information technology systems.

For the six months ended June 30, 2022, non-interest expense increased $3.8 million to $64.3 million when compared to the six months ended June 30, 2021, primarily as a result of the following item:

•	Salaries and employee benefits: Salaries and employee benefits increased $2.5 million from the prior year period, for the same reasons noted above.

•	Legal, Audit and Other Professional Fees: Legal, audit and other professional fees increased $823,000 from the prior year period, to $2.0 million, for the same reason noted above.

The Company’s efficiency ratio for the quarter ended June 30, 2022, was 56.76% compared to 55.63% for the same quarter in 2021. The efficiency ratio for the six months ended June 30, 2022, was 58.12% compared to 55.98% for the same period in 2021. In the three- and six-month periods ended June 30, 2022, the higher efficiency ratio was primarily due to an increase in non-interest expense, for the reasons noted above. The Company’s ratio of non-interest expense to average assets was 2.43% and 2.39% for the three- and six-months ended June 30, 2022, respectively, compared to 2.16% and 2.19% for the three- and six-months ended June 30, 2021. Average assets for the three months ended June 30, 2022, decreased $153.2 million, or 2.7%, compared to the three months ended June 30, 2021, primarily due to a decrease in interest bearing cash equivalents and net loans receivable, partially offset by an increase in investment securities. Average assets for the six months ended June 30, 2022, decreased $137.6 million, or 2.5%, from the six months ended June 30, 2021, primarily due to a decrease in interest bearing cash equivalents and net loans receivable, partially offset by an increase in investment securities.

INCOME TAXES

For the three months ended June 30, 2022 and 2021, the Company's effective tax rate was 20.5% and 20.8%, respectively. For the six months ended June 30, 2022 and 2021, the Company's effective tax rate was 20.5% and 20.9%, respectively. These effective rates were at or below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states is analyzed. The Company's effective income tax rate is currently generally expected to remain near the statutory federal tax rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) will be approximately 20.5% to 21.5% in future periods.

CAPITAL

As of June 30, 2022, total stockholders’ equity and common stockholders’ equity were each $549.6 million (9.9% of total assets), equivalent to a book value of $44.53 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2021, were each $616.8 million (11.3% of total assets), equivalent to a book value of $46.98 per common share. At June 30, 2022, the Company’s tangible common equity to tangible assets ratio was 9.7%, compared to 11.2% at December 31, 2021. See “Non-GAAP Financial Measures.” Included in stockholders’ equity at June 30, 2022 and December 31, 2021, were unrealized gains (losses) (net of taxes) on the Company’s available-for-sale investment securities totaling $(28.4 million) and $9.1 million, respectively. This change from a net unrealized gain to a net unrealized loss during the first half of 2022 primarily resulted from increasing market interest rates during the first and second quarters of 2022, which decreased the fair value of investment securities. Also included in stockholders’ equity at June 30, 2022, were unrealized gains (net of taxes) totaling $250,000 on the Company’s investment securities which were transferred to the held-to-maturity category. Approximately $227 million of investment securities previously included in available-for-sale were transferred to held-to-maturity during the first quarter of 2022.

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In addition, included in stockholders’ equity at June 30, 2022, were realized gains (net of taxes) on the Company’s terminated cash flow hedge (interest rate swap), totaling $20.5 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At June 30, 2022, the remaining pre-tax amount to be recorded in interest income was $26.6 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

Also included in stockholders’ equity at June 30, 2022, was an unrealized loss (net of taxes) on the Company’s outstanding cash flow hedge (interest rate swap) totaling $5.7 million. Anticipated higher market interest rates have caused the fair value of this interest rate swap to decrease.

As noted above, total stockholders' equity decreased $67.2 million, from $616.8 million at December 31, 2021 to $549.6 million at June 30, 2022. Accumulated other comprehensive income decreased $46.1 million during the six months ended June 30, 2022, primarily due to decreases in the fair value of available-for-sale investment securities and the fair value of cash flow hedges. Stockholders’ equity also decreased due to repurchases of the Company’s common stock totaling $50.4 million and dividends declared on common stock of $9.5 million. The Company recorded net income of $35.2 million for the six months ended June 30, 2022. In addition, stockholders’ equity increased $3.7 million due to stock option exercises.

On a preliminary basis, as of June 30, 2022, the Company’s Tier 1 Leverage Ratio was 10.7%, Common Equity Tier 1 Capital Ratio was 10.8%, Tier 1 Capital Ratio was 11.3%, and Total Capital Ratio was 13.9%. On June 30, 2022, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.7%, Common Equity Tier 1 Capital Ratio was 12.2%, Tier 1 Capital Ratio was 12.2%, and Total Capital Ratio was 13.4%.

In January 2022, the Company’s Board of Directors authorized the purchase of up to one million shares of the Company’s common stock. As of June 30, 2022, a total of approximately 372,000 shares were available in our stock repurchase authorization.

During the three months ended June 30, 2022, the Company repurchased 430,100 shares of its common stock at an average price of $58.27 and declared a regular quarterly cash dividend of $0.40 per common share, which, combined, reduced stockholders’ equity by $30.0 million. During the six months ended June 30, 2022, the Company repurchased 849,315 shares of its common stock at an average price of $59.32 and declared regular quarterly cash dividends totaling $0.76 per common share.

LOANS

Total net loans, excluding mortgage loans held for sale, increased $354.1 million, or 8.8%, from $4.08 billion at December 31, 2021 to $4.36 billion at June 30, 2022. This increase was primarily in other residential (multi-family) loans ($220 million increase), commercial real estate loans ($147 million increase) and one- to four- family residential real estate loans ($152 million increase). These increases were partially offset by a decrease in construction loans ($170 million decrease). The pipeline of loan commitments and the unfunded portion of construction loans remained strong in the second quarter of 2022. As construction projects were completed, the related loans were either paid off or moved from the construction category to the appropriate permanent loan categories.

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

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Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2020	December 31, 2019
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$190,637	$185,101	$175,682	$164,480	$155,831
Secured by real estate (not one- to four-family)	—	—	23,752	22,273	19,512
Not secured by real estate - commercial business	87,556	89,252	91,786	77,411	83,782

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	93,892	75,214	74,501	42,162	48,213
Secured by real estate (not one-to four-family)	1,331,986	1,089,844	1,092,029	823,106	798,810

Loan commitments not closed
Secured by real estate (one-to four-family)	88,153	109,472	53,529	85,917	69,295
Secured by real estate (not one-to four-family)	134,600	212,264	146,826	45,860	92,434
Not secured by real estate - commercial business	14,335	8,223	12,920	699	—

	$1,941,159	$1,769,370	$1,671,025	$1,261,908	$1,267,877

DEPLOYMENT OF CASH AND CASH EQUIVALENTS

During the six months ended June 30, 2022, the mix of the Company’s assets shifted somewhat, with net increases in outstanding loan balances and investment securities. The Company used excess funds that were previously held on account at the Federal Reserve Bank to fund the increases in loans and investments. Outstanding loans increased $354 million and investment securities increased $234 million, while cash and cash equivalents decreased $522 million.

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, effective January 1, 2021. The CECL methodology replaces the incurred loss methodology with a lifetime “expected credit loss” measurement objective for loans, held-to-maturity debt securities and other receivables measured at amortized cost at the time the financial asset is originated or acquired. This standard requires the consideration of historical loss experience and current conditions adjusted for reasonable and supportable economic forecasts.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in the national unemployment rate, commercial real estate price index, housing price index, commercial real estate price index, consumer sentiment, gross domestic product (GDP) and construction spending.

Worsening economic conditions from the COVID-19 pandemic or similar events, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in provision expense. Management maintains various controls in an attempt to identify and limit future losses, such as a watch list of problem loans and potential problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are collateral-dependent, evaluates risk of loss and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

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During the quarter ended June 30, 2022, the Company did not record a provision expense on its portfolio of outstanding loans, compared to a negative provision expense of $1.0 million recorded for the quarter ended June 30, 2021. During the six months ended June 30, 2022, the Company did not record a provision expense on its portfolio of outstanding loans, compared to a negative provision expense of $700,000 recorded for the six months ended June 30, 2021. Total net recoveries were $261,000 for the three months ended June 30, 2022, compared to net charge-offs of $100,000 in the three months ended June 30, 2021. Total net recoveries were $304,000 for the six months ended June 30, 2022, compared to net charge-offs of $36,000 for the six months ended June 30, 2021. For the three months ended June 30, 2022, the Company recorded a provision for losses on unfunded commitments of $2.2 million, compared to a negative provision of $307,000 for the three months ended June 30, 2021. For the six months ended June 30, 2022, the Company recorded a provision for losses on unfunded commitments of $2.0 million, compared to a negative provision of $981,000 for the six months ended June 30, 2021. General market conditions and unique circumstances related to specific industries and individual projects contribute to the level of provisions and charge-offs.

The Bank’s allowance for credit losses as a percentage of total loans was 1.38%, 1.49% and 1.46% at June 30, 2022, December 31, 2021 and March 31, 2022, respectively. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at June 30, 2022, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If challenging economic conditions were to continue or deteriorate, or if management’s assessment of the loan portfolio were to change, additional loan loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

At June 30, 2022, non-performing assets were $4.3 million, a decrease of $1.7 million from $6.0 million at December 31, 2021, and a decrease of $927,000 from $5.2 million at March 31, 2022. Non-performing assets as a percentage of total assets were 0.08% at June 30, 2022, compared to 0.11% at December 31, 2021 and 0.10% at March 31, 2022. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Compared to December 31, 2021 and March 31, 2022, non-performing loans decreased $1.2 million and $749,000, respectively, to $4.2 million at June 30, 2022, and foreclosed and repossessed assets decreased $544,000 and $177,000, respectively, to $44,000 at June 30, 2022. Non-performing commercial real estate loans comprised $1.8 million, or 43.4%, of the total non-performing loans at June 30, 2022, an increase of $59,000 from March 31, 2022. Non-performing one- to four-family residential loans comprised $1.5 million, or 35.6%, of the total non-performing loans at June 30, 2022, a decrease of $502,000 from March 31, 2022. Non-performing construction and land development loans comprised $468,000, or 11.1%, of the total non-performing loans at June 30, 2022, unchanged from March 31, 2022. Non-performing consumer loans comprised $418,000, or 9.9%, of the total non-performing loans at June 30, 2022, a decrease of $306,000 from March 31, 2022.

Activity in the non-performing loans categories during the quarter ended June 30, 2022, was as follows:

	Beginning Balance, April 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	468	—	—	—	—	—	—	468
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,004	55	—	(275)	—	—	(282)	1,502
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	1,773	59	—	—	—	—	—	1,832
Commercial business	—	—	—	—	—	—	—	—
Consumer	724	42	—	(67)	(9)	(10)	(262)	418
Total non-performing loans	$4,969	$156	$—	$(342)	$(9)	$(10)	$(544)	$4,220

FDIC-assisted acquired loans included above	$1,652	$—	$—	$—	$—	$—	$(490)	$1,162

9

At June 30, 2022, the non-performing one- to four-family residential category included 30 loans, one of which was added during the current quarter. The largest relationship in the category totaled $316,000, or 21.0% of the total category. The non-performing commercial real estate category includes three loans, one of which was added during the current quarter. The largest relationship in the category, which totaled $1.6 million, or 85.4% of the total category, was transferred from potential problems during the fourth quarter of 2021, and is collateralized by a mixed-use commercial retail building. The non-performing land development category consisted of one loan added during the first quarter of 2021, which totaled $468,000 and is collateralized by unimproved zoned vacant ground in southern Illinois. The non-performing consumer category included 23 loans, four of which were added during the current quarter.

Compared to December 31, 2021 and March 31, 2022, potential problem loans increased $172,000 and $289,000, respectively, to $2.2 million at June 30, 2022. The increase during the quarter was primarily due to $382,000 in loans added to potential problems loans, partially offset by $56,000 in payments and $37,000 in loans transferred to non-performing.

Activity in the potential problem loans category during the quarter ended June 30, 2022, was as follows:

	Beginning Balance, April 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	12	—	—	—	—	—	(2)	10
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,382	275	—	—	—	—	(32)	1,625
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	205	—	—	—	—	—	(5)	200
Commercial business	—	—	—	—	—	—	—	—
Consumer	264	107	—	(37)	—	—	(17)	317
Total potential problem loans	$1,863	$382	$—	$(37)	$—	$—	$(56)	$2,152

FDIC-assisted acquired loans included above	$987	$—	$—	$—	$—	$—	$(19)	$968

At June 30, 2022, the one- to four-family residential category of potential problem loans included 27 loans, three of which were added during the current quarter. The largest relationship in this category totaled $165,000, or 10.1% of the total category. The commercial real estate category of potential problem loans included one loan, which was added in a previous period. The consumer category of potential problem loans included 32 loans, 13 of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended June 30, 2022, excluding $285,000 in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, April 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, June 30
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	183	—	(175)	—	(8)	—
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	38	80	(74)	—	—	44
Total foreclosed assets and repossessions	$221	$80	$(249)	$—	$(8)	$44

FDIC-assisted acquired assets included above	$183	$—	$(175)	$—	$(8)	$—

10

The two remaining properties in the one- to four-family residential category of foreclosed assets were sold during the three months ended June 30, 2022. The additions and sales in the consumer category were due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.

BUSINESS INITIATIVES

Great Southern continues to monitor and respond to the effects of the COVID-19 pandemic. As always, the health, safety and well-being of our customers, associates and communities, while maintaining uninterrupted service, are the Company’s top priorities. Centers for Disease Control and Prevention (CDC) guidelines, as well as directives from federal, state and local officials, are being followed to make informed operational decisions, if necessary.

During 2022, the high-performing banking center in Kimberling City, Missouri, will be replaced with a newly constructed building on the same property at 14309 Highway 13. Customers are being served in a temporary building on the property during construction. The new office is expected to open in the fourth quarter of 2022. Including this office, the Company operates three banking centers in the Branson Tri-Lakes area of southwest Missouri.

In the St. Louis market, a banking center in the Clayton area is slated to be consolidated into a nearby banking center at the close of business on August 19, 2022. This lobby-only office, located at 8235 Forsyth Boulevard, will be consolidated into the Brentwood-area office, 2435 S. Brentwood, a short distance away. The commercial lending team currently housed in the Clayton office building will continue to serve customers from this location.

In June 2022, the Company opened a new commercial loan production office (LPO) in Charlotte, North Carolina, which represents the eighth LPO in the Company’s franchise. A local and highly experienced lender was hired to manage this office. The new LPO will provide a variety of commercial lending services, including commercial real estate loans for new and existing properties and commercial construction loans. An LPO in Phoenix, Arizona, was also opened in February 2022.

The Company will host a conference call on Thursday, July 21, 2022, at 2:00 p.m. Central Time to discuss second quarter 2022 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call here.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 93 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta; Charlotte, North Carolina; Chicago; Dallas; Denver; Omaha, Nebraska; Phoenix and Tulsa, Oklahoma. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

11

Forward-Looking Statements

When used in this press release and in documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements. The novel coronavirus disease, or COVID-19, pandemic has adversely affected the Company, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on the Company’s business, financial position, results of operations, liquidity, and prospects is uncertain. While general business and economic conditions have improved, increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect the Company’s revenues and the values of its assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to, COVID-19, could affect the Company in substantial and unpredictable ways.

Other factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (v) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (ix) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (x) legislative or regulatory changes that adversely affect the Company's business; (xi) changes in accounting policies and practices or accounting standards; (xii) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xiv) costs and effects of litigation, including settlements and judgments; (xv) competition; (xvi) uncertainty regarding the future of LIBOR and potential replacement indexes; and (xvii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

12

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three and six months ended June 30, 2022 and 2021, and the three months ended March 31, 2022, are not necessarily indicative of the results of operations which may be expected for any future period.

	June 30,	December 31,
	2022	2021
Selected Financial Condition Data:	(In thousands)

Total assets	$5,551,996	$5,449,944
Loans receivable, gross	4,432,914	4,077,553
Allowance for credit losses	61,058	60,754
Other real estate owned, net	329	2,087
Available-for-sale securities, at fair value	519,472	501,032
Held-to-maturity securities, at amortized cost	215,354	—
Deposits	4,516,205	4,552,101
Total borrowings	417,634	238,713
Total stockholders’ equity	549,644	616,752
Non-performing assets	4,264	6,011

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2022	2021	2022	2021	2022
	(In thousands)
Selected Operating Data:
Interest income	$52,698	$50,452	$99,372	$101,085	$46,673
Interest expense	3,867	5,768	7,275	12,312	3,407
Net interest income	48,831	44,684	92,097	88,773	43,266
Provision (credit) for credit losses on loans and unfunded commitments	2,223	(1,307)	2,030	(1,681)	(193)
Non-interest income	9,319	9,585	18,495	19,321	9,176
Non-interest expense	33,004	30,191	64,271	60,512	31,268
Provision for income taxes	4,699	5,271	9,080	10,281	4,380
Net income and net income available to common shareholders	$18,224	$20,114	$35,211	$38,982	$16,987

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2022	2021	2022	2021	2022
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.44	$1.46	$2.73	$2.82	$1.30
Book value	$44.53	$46.09	$44.53	$46.09	$45.65

Earnings Performance Ratios:
Annualized return on average assets	1.34%	1.44%	1.31%	1.41%	1.27%
Annualized return on average common stockholders’ equity	12.72%	12.84%	11.91%	12.51%	11.14%
Net interest margin	3.78%	3.35%	3.61%	3.38%	3.43%
Average interest rate spread	3.65%	3.18%	3.48%	3.20%	3.31%
Efficiency ratio	56.76%	55.63%	58.12%	55.98%	59.62%
Non-interest expense to average total assets	2.43%	2.16%	2.39%	2.19%	2.34%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.38%	1.56%	1.38%	1.56%	1.46%
Non-performing assets to period-end assets	0.08%	0.15%	0.08%	0.15%	0.10%
Non-performing loans to period-end loans	0.10%	0.18%	0.10%	0.18%	0.12%
Annualized net charge-offs (recoveries) to average loans	(0.01)%	0.01%	(0.01)%	0.00%	0.00%

13

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	June 30, 2022	December 31, 2021	March 31, 2022

Assets
Cash	$99,403	$90,008	$90,481
Interest-bearing deposits in other financial institutions	96,305	627,259	262,557
Cash and cash equivalents	195,708	717,267	353,038

Available-for-sale securities	519,472	501,032	461,375
Held-to-maturity securities	215,354	—	227,441
Mortgage loans held for sale	2,782	8,735	1,672
Loans receivable, net of allowance for credit losses of $61,058 – June 2022; $60,754 – December 2021; $60,797 – March 2022	4,361,559	4,007,500	4,111,487
Interest receivable	13,558	10,705	12,458
Prepaid expenses and other assets	59,468	45,176	44,994
Other real estate owned and repossessions (1), net	329	2,087	1,720
Premises and equipment, net	136,147	132,733	131,742
Goodwill and other intangible assets	11,246	6,081	5,923
Federal Home Loan Bank stock and other interest-earning assets	13,364	6,655	6,564
Current and deferred income taxes	23,009	11,973	15,862

Total Assets	$5,551,996	$5,449,944	$5,374,276

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,516,205	$4,552,101	$4,489,337
Securities sold under reverse repurchase agreements with customers	145,838	137,116	148,019
Short-term borrowings	171,889	1,839	2,942
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	74,133	73,984	74,058
Accrued interest payable	791	646	1,656
Advances from borrowers for taxes and insurance	8,874	6,147	7,325
Accounts payable and accrued expenses	47,189	25,956	33,178
Liability for unfunded commitments	11,659	9,629	9,436
Total Liabilities	5,002,352	4,833,192	4,791,725

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding June 2022, December 2021 and March 2022 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2022 – 12,343,449 shares; December 2021 – 13,128,493 shares; March 2022 – 12,760,972 shares	123	131	128
Additional paid-in capital	40,565	38,314	40,004
Retained earnings	522,255	545,548	533,736
Accumulated other comprehensive gain	(13,299)	32,759	8,683
Total Stockholders’ Equity	549,644	616,752	582,551

Total Liabilities and Stockholders’ Equity	$5,551,996	$5,449,944	$5,374,276

(1)	At June 30, 2022, December 31, 2021 and March 31, 2022, includes $285,000, $1.5 million and $1.5 million, respectively, of properties which were not acquired through foreclosure, but are held for sale.
14

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2022	2021	2022	2021	2022
Interest Income
Loans	$46,764	$47,360	$89,829	$95,069	$43,065
Investment securities and other	5,934	3,092	9,543	6,016	3,608
	52,698	50,452	99,372	101,085	46,673
Interest Expense
Deposits	2,358	3,457	4,532	7,679	2,173
Securities sold under reverse repurchase agreements	8	10	18	19	10
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	236	—	237	—	1
Subordinated debentures issued to capital trust	159	113	277	226	118
Subordinated notes	1,106	2,188	2,211	4,388	1,105
	3,867	5,768	7,275	12,312	3,407

Net Interest Income	48,831	44,684	92,097	88,773	43,266
Provision (Credit) for Credit Losses on Loans	—	(1,000)	—	(700)	—
Provision (Credit) for Unfunded Commitments	2,223	(307)	2,030	(981)	(193)
Net Interest Income After Provision (Credit) for Credit Losses and Provision (Credit) for Unfunded Commitments	46,608	45,991	90,067	90,454	43,459

Noninterest Income
Commissions	389	370	686	652	297
Overdraft and Insufficient funds fees	1,888	1,528	3,753	2,972	1,865
POS and ATM fee income and service charges	4,104	3,971	8,068	7,329	3,964
Net gains on loan sales	498	2,613	1,632	5,301	1,134
Net realized gain on sale of available for sale securities	—	—	7	—	7
Late charges and fees on loans	360	358	673	659	313
Gain (loss) on derivative interest rate products	145	(179)	297	295	152
Other income	1,935	924	3,379	2,113	1,444
	9,319	9,585	18,495	19,321	9,176

Noninterest Expense
Salaries and employee benefits	19,432	17,934	37,512	35,054	18,080
Net occupancy and equipment expense	6,808	6,706	13,686	13,768	6,878
Postage	844	750	1,631	1,628	787
Insurance	787	759	1,581	1,519	794
Advertising	875	605	1,430	1,190	555
Office supplies and printing	208	161	426	438	218
Telephone	832	868	1,681	1,749	850
Legal, audit and other professional fees	1,196	531	2,001	1,178	805
Expense on other real estate and repossessions	65	102	228	370	163
Acquired deposit intangible asset amortization	177	258	335	547	158
Other operating expenses	1,780	1,517	3,760	3,071	1,980
	33,004	30,191	64,271	60,512	31,268
Income Before Income Taxes	22,923	25,385	44,291	49,263	21,367
Provision for Income Taxes	4,699	5,271	9,080	10,281	4,380

Net Income and Net Income Available to Common Stockholders	$18,224	$20,114	$35,211	$38,982	$16,987

Earnings Per Common Share
Basic	$1.45	$1.47	$2.76	$2.84	$1.31
Diluted	$1.44	$1.46	$2.73	$2.82	$1.30

Dividends Declared Per Common Share	$0.40	$0.34	$0.76	$0.68	$0.36

15

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.3 million and $2.5 million for the three months ended June 30, 2022 and 2021, respectively. Net fees included in interest income were $3.1 million and $5.0 million for the six months ended June 30, 2022 and 2021, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	June 30, 2022	Three Months Ended June 30, 2022			Three Months Ended June 30, 2021
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.24%	$772,326	$6,534	3.39%	$675,562	$6,361	3.78%
Other residential	4.50	851,031	9,637	4.54	1,017,578	11,216	4.42
Commercial real estate	4.37	1,576,285	17,120	4.36	1,580,335	16,857	4.28
Construction	4.55	623,117	7,722	4.97	580,277	6,529	4.51
Commercial business	4.45	288,452	3,371	4.69	291,902	3,545	4.87
Other loans	4.91	198,543	2,217	4.48	222,004	2,644	4.78
Industrial revenue bonds	4.80	13,345	163	4.89	14,509	208	5.74

Total loans receivable	4.37	4,323,099	46,764	4.34	4,382,167	47,360	4.33

Investment securities	2.69	741,401	5,720	3.09	459,959	2,961	2.58
Other interest-earning assets	1.64	115,456	214	0.74	514,681	131	0.10

Total interest-earning assets	4.10	5,179,956	52,698	4.08	5,356,807	50,452	3.78
Non-interest-earning assets:
Cash and cash equivalents		95,819			99,333
Other non-earning assets		155,822			128,702
Total assets		$5,431,597			$5,584,842

Interest-bearing liabilities:
Interest-bearing demand and savings	0.14	$2,389,086	830	0.14	$2,312,284	1,038	0.18
Time deposits	0.82	914,556	1,528	0.67	1,212,900	2,419	0.80
Total deposits	0.35	3,303,642	2,358	0.29	3,525,184	3,457	0.39
Securities sold under reverse repurchase agreements	0.04	135,536	8	0.02	141,971	10	0.03
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	1.73	73,337	236	1.29	1,600	—	—
Subordinated debentures issued to capital trust	2.89	25,774	159	2.47	25,774	113	1.76
Subordinated notes	5.96	74,098	1,106	5.99	148,676	2,188	5.90

Total interest-bearing liabilities	0.52	3,612,387	3,867	0.43	3,843,205	5,768	0.60
Non-interest-bearing liabilities:
Demand deposits		1,188,967			1,071,441
Other liabilities		57,027			43,402
Total liabilities		4,858,381			4,958,048
Stockholders’ equity		573,216			626,794
Total liabilities and stockholders’ equity		$5,431,597			$5,584,842

Net interest income:
Interest rate spread	3.58%		$48,831	3.65%		$44,684	3.18%
Net interest margin*				3.78%			3.35%
Average interest-earning assets to average interest-bearing liabilities		143.4%			139.4%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

16

	June 30, 2022	Six Months Ended June 30, 2022			Six Months Ended June 30, 2021
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.24%	$737,024	$12,575	3.44%	$670,092	$12,878	3.88%
Other residential	4.50	805,579	18,054	4.52	1,008,387	22,143	4.43
Commercial real estate	4.37	1,533,263	32,466	4.27	1,571,561	33,441	4.29
Construction	4.55	645,544	15,251	4.76	592,263	13,259	4.51
Commercial business	4.45	288,839	6,697	4.68	307,579	7,433	4.87
Other loans	4.91	201,510	4,461	4.46	229,709	5,535	4.86
Industrial revenue bonds	4.80	13,662	325	4.78	14,715	380	5.21

Total loans receivable	4.37	4,225,421	89,829	4.29	4,394,306	95,069	4.36

Investment securities	2.69	638,262	9,131	2.88	437,452	5,778	2.66
Other interest-earning assets	1.64	286,102	412	0.29	467,317	238	0.10

Total interest-earning assets	4.10	5,149,785	99,372	3.89	5,299,075	101,085	3.85
Non-interest-earning assets:
Cash and cash equivalents		93,217			96,786
Other non-earning assets		146,313			131,059
Total assets		$5,389,315			$5,526,920

Interest-bearing liabilities:
Interest-bearing demand and savings	0.14	$2,382,551	1,607	0.14	$2,250,972	2,232	0.20
Time deposits	0.82	922,775	2,925	0.64	1,262,220	5,447	0.87
Total deposits	0.35	3,305,326	4,532	0.28	3,513,192	7,679	0.44
Securities sold under reverse repurchase agreements	0.04	131,920	18	0.03	143,222	19	0.03
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	1.73	38,675	237	1.24	1,630	—	—
Subordinated debentures issued to capital trust	2.89	25,774	277	2.17	25,774	226	1.77
Subordinated notes	5.96	74,059	2,211	6.02	148,595	4,388	5.95

Total interest-bearing liabilities	0.52	3,575,754	7,275	0.41	3,832,413	12,312	0.65
Non-interest-bearing liabilities:
Demand deposits		1,174,570			1,027,525
Other liabilities		47,519			43,645
Total liabilities		4,797,843			4,903,583
Stockholders’ equity		591,472			623,337
Total liabilities and stockholders’ equity		$5,389,315			$5,526,920

Net interest income:
Interest rate spread	3.58%		$92,097	3.48%		$88,773	3.20%
Net interest margin*				3.61%			3.38%
Average interest-earning assets to average interest-bearing liabilities		144.0%			138.3%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

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NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). This non-GAAP financial information includes the tangible common equity to tangible assets ratio.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	June 30,	December 31,
	2022	2021
	(Dollars in thousands)

Common equity at period end	$549,644	$616,752
Less: Intangible assets at period end	11,246	6,081
Tangible common equity at period end (a)	$538,398	$610,671

Total assets at period end	$5,551,996	$5,449,944
Less: Intangible assets at period end	11,246	6,081
Tangible assets at period end (b)	$5,540,750	$5,443,863

Tangible common equity to tangible assets (a) / (b)	9.72%	11.22%

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